Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-181254) and related joint proxy statement/prospectus and to the incorporation by reference therein of our reports dated June 8, 2012, with respect to the consolidated financial statements of Opnext, Inc., and the effectiveness of internal control over financial reporting of Opnext, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

June 13, 2012